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                                                                     EXHIBIT 3.2




                           CERTIFICATE OF AMENDMENT TO
                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                             OF POET HOLDINGS, INC.


                  Poet Holdings, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY:

                  FIRST: That the Board of Directors of the Corporation approved a resolution by unanimous written consent to amend Article Fourth of the Amended and Restated Certificate of Incorporation of the Corporation to read in its entirety as follows:

                  FOURTH: The Corporation is authorized to issue two classes of shares, to be designated, respectively, Common Stock and Preferred Stock. The total number of shares of Common Stock which the Corporation is authorized to issue is 100,000,000, $0.001 par value per share, and the number of shares of Preferred Stock which the Corporation is authorized to issue is 3,000,000, $0.001 par value per share.

                  The Preferred Stock may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors (authority to do so being hereby expressly vested in the Board). The Board of Directors is further authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and, to fix the number of shares of any such series of Preferred Stock and the designation of any such series of Preferred Stock. The Board of Directors is authorized, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares in any such series then outstanding), the number of shares of any such series subsequent to the issue of shares of that series, to determine the designation of any series, and to fix the number of shares of any series.

         SECOND: The Annual Meeting of Stockholders of the Corporation was duly called and held on July 17, 2000 in accordance with Section 222 of the General Corporation law of the State of Delaware at which meeting a majority of the outstanding shares of the Corporation were voted in favor of the proposed amendment.
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         THIRD: That said amendment was duly adopted by the Board of Directors and stockholders of the Corporation in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed on its behalf by the undersigned duly authorized officer of the Corporation on this ___ day of July, 2000.




                                      _____________________________________
                                      Dirk Bartels
                                      President and Chief Executive Officer